Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES 2006 EARNINGS GUIDANCE

January 5, 2006 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced earnings guidelines for 2006 of $2.09 – $2.35 per diluted share. Revenue estimates for 2006 range from $647 – $716 million.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “The magnitude of this earnings range can be best appreciated by comparing it to our expected record corporate earnings in 2005. The low end of the range approximately doubles analysts’ current estimates of TETRA’s 2005 earnings. For 2006, we forecast that the second, third and fourth quarters’ per share earnings will be about equal and each should exceed the first quarter of 2006 by roughly 50%.

“A significant portion of our growth in 2005 was generated from acquisitions made in 2004. Similarly, 2006 growth will be augmented by mature oil and gas property acquisitions made in 2005. We expect fully one-third of our record 2006 capital expenditure program will not yield any significant revenues in 2006. This “building for the future” gives TETRA a platform for continuing growth. Our 2006 capital expenditure program does not include any new acquisitions, except for the assumed purchase of an additional heavy lift barge. However, we continue to aggressively seek acquisitions that are an expansion of, or are complementary to, our existing business model.

Fluids Division

“The completion fluids markets of 2006 are expected to be in tight supply (for immediate delivery) and be characterized by higher prices. Our 2006 plan assumes that completion fluids prices increase to at least offset anticipated higher costs for feedstocks. In 2005, the cost of feedstocks increased, but the offsetting increase in prices lagged. Therefore, we anticipate positive year-to-year results. We are expecting international profits to grow materially and we anticipate domestic volumes will grow modestly for TETRA. Over $20 million of capital expenditures budgeted for this Division are for expansion, most of which will not be operational in 2006.

Well Abandonment & Decommissioning Division (WA&D)

Well Abandonment and Decommissioning Services

“Three primary factors are causing or will cause the Gulf of Mexico (GOM) well abandonment and decommissioning market to grow at a dramatic pace; they are (1) the catch-up of work deferred during property sales in 2003 and 2004, (2) destroyed and damaged equipment activity from hurricanes Katrina and Rita, and (3) the escalation of existing work due to the risks posed by future storms and increasing insurance costs. We believe that the Gulf Coast (onshore, inland waters and offshore GOM) market for well abandonment and decommissioning services was about $320 million in 2004 and approximately $450 million in 2005. In mid 2005, our 2006 estimate was $550 – $600 million. The hurricanes toppled 113 platforms and damaged many others. Current estimates for clean-up and repairs range from $2.0 billion to $8.0 billion. There is currently not enough equipment, service personnel or people with this type of experience to alleviate this problem in fewer than 3 to 4 years. When adding these expenditures to our earlier estimate for 2006, the 2005 activity level is dwarfed. This analysis does not address any additional work from (3), above, or from storms that may occur anytime in the next few years.

“TETRA is an integrated solutions provider for well abandonment and decommissioning and we are gearing up to help satisfy this market demand. Our 2006 plan is predicated on a minimum of four well abandonment and decommissioning or “emergency management” (toppled platforms and bent wells) spreads. We currently own two primary vessels for these “spreads” and are budgeting two others (owned or leased). One spread was working on January 1, with the other three scheduled to begin work on a staggered basis through the second quarter of 2006. Simultaneously, we are increasing our offshore well abandonment rigless packages and crews. TETRA is aggressively pursuing acquisitions that will add equipment, personnel and associated services in the WA&D Division. This is particularly necessary where control of major functional areas has previously been left to third party providers. Our capital expenditure budget assumes the purchase of one heavy lift barge.

Maritech

“During 2005, Maritech essentially tripled its size. As an indication of the magnitude of this growth, 2006 revenues, DD&A and profits before tax should all approximately equal or exceed the cumulative dollar amount of each of these items since Maritech’s inception (1999 through 2005). This growth is primarily from previous property acquisitions and exploitation of existing properties. Unfortunately, much of Maritech’s production was shut-in due to Katrina and Rita. Some of that production remains off-line today. Prior to the recent property purchases, Maritech’s natural gas production in mid July 2005 was about 15 MMCFE/D (million cubic feet per day equivalent). Production fell to less than 2 MMCFE/D after the storms. We have recently increased production to about 32 MMCFE/D. We anticipate adding 13 MMCFE/D of currently shut-in production during the first quarter of 2006, 8 MMCFE/D during the second quarter of 2006, and an additional 4 MMCFE/D with indeterminate timing due to permitting and/or pipeline problems. These volumes do not include normal production declines and some down time, so the above numbers can not be aggregated to reach a maximum sustainable production rate. Maritech has hedged 35 MMCFE/D of production in 2006 (2,500 B/D of oil and 20 MMCF/D of natural gas, with one barrel of oil equaling six MCF of natural gas for equivalency).

“Maritech’s 2006 capital expenditure budget is $62.5 million. More than half of these expenditures are for new production that will have a minimal effect on 2006 results, but should materially enhance results beginning in 2007. Due to the purchases of properties, exploitation expenditures in 2005 and higher commodity prices, SEC reserve values should be dramatically higher at year-end 2005 (versus those reported at year-end 2004).

“During 2005, Maritech purchased properties that not only enhanced its future outlook, but added almost one-quarter of a billion dollars of gross well abandonment and decommissioning opportunities for our WA&D Division. We anticipate that after GOM producers have evaluated the current situation fully, Maritech will have an abundance of opportunities to buy additional GOM properties. However, due to the imprecise nature of these sales, our 2006 plan does not assume any new property purchases.

Production Enhancement Division

“TETRA has budgeted significant growth in its testing business in 2006. This comes from the continuing increase in drilling in the U.S. and a material increase in TETRA’s exposure to the international markets. We look to expand geographically within the domestic market (either internally or through acquisition). However, we have not budgeted for a significant geographic expansion in 2006.

“Compressco is expected to continue its growth in 2006. Because most of its revenues are lease based, the units added during 2005 will jump-start this growth. In 2005, TETRA expanded Compressco into Mexico. In 2006, we anticipate this expansion will continue in Mexico, as well as in other international markets. During 2005, we more than doubled Compressco’s manufacturing capabilities, to allow for future growth. Almost all of Compressco’s 2006 capital expenditures are tied to new units (which should augment growth in 2007 and beyond).

“In summary, TETRA anticipates that 2006 financial results will dramatically exceed its previous record, expected to be set in 2005. This comes about because of improving markets and our position in each of our markets. However, we could not take advantage of this situation had we not positioned TETRA for this growth through our acquisitions, capital expenditures and personnel additions in previous years. Similarly, many of our 2006 capital expenditures will not be materially additive to 2006 financial results. Instead, these expenditures are building toward our future, in 2007 and beyond.

“Our earnings guidance is integral to and predicated upon a number of 2006 assumptions, all of which are outside of our control. Some of the assumptions are:

1) An average Gulf of Mexico rig count (Baker Hughes) of 85. This is down from 2005.

2) An average U.S. natural gas rig count (Baker Hughes) of 1,260. This is up from 2005.

3) An average international rig count of 963. This is up from 2005.

4) Domestic exploration and production expenditures up 19%.

5) Average Henry Hub natural gas prices of $9.50/MCF (excluding hedging). Up 10% from 2005.

6) Average West Texas Intermediate Oil price of $54.00/barrel (excluding hedging). Down 3% from 2005.

7) We assume normal weather related storm work stoppages (nothing similar to Katrina or Rita). However, we have included an additional $5 million in costs for downtime in 2006, due to the size of our businesses (budgeted as corporate overhead; however, the costs will be charged to the appropriate business units as they are incurred).

“Given the above assumptions, as well as others, the following tables reflect our 2006 guidance range,” concluded Hertel.

DIVISIONAL ESTIMATES
($ millions)
	Revenues	Gross Margin	Profit Before Tax (PBT)	Cash CapEx (1)		DD&A (2)
Fluids Division	$250 - 280	$68 - 78	$47 - 53	$25.2		$9.4

Well abandonment and decommissioning services	$165 - 185	$49 - 55	$39 - 44	$29.9		$8.0
Maritech	$165 - 180	$62 - 64	$49 - 53	$62.5	(3)	$45.0 - 48.0
Eliminations	($61)	($4)	($4)	–		–
WA&D Division	$269 - 304	$107 - 115	$84 - 93	$92.4	(3)	$53.0 - 56.0

Production Enhancement Division	$128 - 132	$50 - 52	$34 - 36	$39.1		$15.3

Operating Divisions Total	$647 - 716	$225 - 245	$165 - 182	$156.7		$77.7 - $80.7

(1) Excludes $3.9 million of Corporate.

(2) Depreciation, depletion, amortization and accretion. Excludes $1.4 million of Corporate.

(3) CapEx does not include an estimated $15.6 million of net cash for Maritech well abandonment and decommissioning activities.

CONSOLIDATED ESTIMATE
($millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating Profit (Divisional PBT)	$165.0	$182.0
Corporate Overhead	(31.0)	(34.0)
Interest Expense	(13.0)	(12.0)
TETRA Income Before Taxes	121.0	136.0
Provision for Income Taxes (36.5%)	(44.2)	(49.6)
Net Income	$76.8	$86.4
Shares Outstanding (Fully Diluted)	36.8	36.8
Per Share Earnings	$2.09	$2.35

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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